EXHIBIT 21.1

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Potbelly Illinois, Inc.	Illinois
Potbelly Sandwich Works, LLC	Illinois
Potbelly Franchising, LLC	Illinois
PSW 555 Twelfth Street, LLC	Illinois
PSW Geneva IL, LLC	Illinois
PSW Lincolnshire, LLC	Illinois
PSW NYAve, LLC	Illinois
PSW Clark, LLC	Illinois
PSW DC Acquisition LLC	Illinois
Potbelly Sandwich Works DC-1, LLC	Illinois
Potbelly Airport II Boston, LLC	Illinois
PSW IC, LLC	Illinois
PSW 55 West Monroe, LLC	Illinois
PSW Naperville, LLC	Illinois
PSW North Bridge, LLC	Illinois
PSW Old Orchard, LLC	Illinois
PSW PBD Acquisition LLC	Illinois
PSW Rockville Center, LLC	Illinois
PSW West Jackson, LLC	Illinois
Potbelly Airport Portland PDX, LLC	Illinois
Potbelly Airport Dulles IAD Joint Venture B, LLC	Illinois
Potbelly Airport Dulles IAD Joint Venture C, LLC	Illinois
Potbelly Airport Dulles IAD Joint Venture D, LLC	Illinois
Potbelly Airport Reagan Joint Venture, LLC	Illinois